Exhibit 99.2

FOR IMMEDIATE RELEASE

Lam Research Corporation Contacts:
Shawn Lynch, Corporate Communications, phone: 510/572-1726, e-mail: shawn.lynch@lamrc.com
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com

Lam Research Corporation Ceases Future Investment in CMP

FREMONT, Calif., July 21, 2004 —Lam Research Corporation (Nasdaq: LRCX) today announced that the Company will cease investment in CMP systems development.

“Based on recent evaluations, we have concluded that this product does not demonstrate sufficient advantages to garner the market share necessary for adequate returns on further investment,” said James W. Bagley, Lam’s chairman and chief executive officer. “We will continue to support the Company’s installed base of Teres® CMP systems but will not actively market new systems. We intend to concentrate resources on market opportunities where we believe there is greater potential for market penetration and profitability and are redeploying our CMP resources to these opportunities as well as etch projects. Our progress in etch over the last several years has been outstanding, and we look forward to building on that momentum.”

All of the costs associated with this decision are recorded in the June 2004 quarter, representing a total expense of approximately $3 million. Total company R&D expenditures are planned to continue at recent levels.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the Company’s future support of Teres CMP installed base, marketing and sales of CMP systems, the extent or focus of the Company’s redeployment of resources, and planned levels of R&D expenditures.

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Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 29, 2003, and the Form 10-Q for the quarter ended March 28, 2004, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the Nasdaq National Market under the symbol LRCX. The Company’s World Wide Web address is http://www.lamrc.com.

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